Exhibit 10.5

November 12, 2010

AIG Commercial Equipment Finance, Inc.

5700 Granite Parkway, Suite 850

Plano, Texas 75024

RE:                              Extension of Forbearance Period in connection with Specified Events of Default under that certain Loan Agreement dated February 29, 2008 by and among AIG Commercial Equipment Finance, Inc., Amoros Maritime Corp., Lancaster Maritime Corp., Chatham Maritime Corp. and the guarantors party thereto (as amended, the “Loan Agreement”).

Reference is hereby made to (i) the Loan Agreement and (ii) the Letter Agreement dated as of September 30, 2010 (the “Forbearance Letter”) whereby you agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Specified Events of Default as provided therein.  Capitalized terms defined in the Loan Agreement, the Forbearance Letter or the Notes (as defined in the Loan Agreement) and not otherwise defined herein are used herein as therein defined, as applicable.

In order to allow time for TBS International public limited company and its affiliates to work with their various lenders, including you, towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that, subject to the conditions and other provisions in this letter, you extend the period under which you agree to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default available to you under the Loan Agreement, other transaction documents or under applicable law (all of which rights and remedies are hereby expressly reserved by you and may be immediately exercised by you upon the expiration or termination of the Forbearance Extension Period) until the earlier of (i) the occurrence of a Forbearance Termination Event (which shall include, without limitation, the occurrence of a breach by TBS International public limited company or any of its affiliates of any of their obligations under this letter) and (ii) December 29, 2010 (the “Forbearance Extension Period”).  TBS International public limited company and its affiliates acknowledge and agree that a late charge equal to 5% of the past-due principal under the Loan Agreement is owing, and that interest has been accruing on the outstanding principal balance of each Note at the Default Rate since October 12, 2010 and will continue to accrue at the Default Rate.

In connection with and as a condition precedent to your agreement hereunder, TBS International public limited company agrees to pay a non-refundable forbearance fee to you on or before November 19, 2010 in an amount of 0.05% of the total outstanding loan amount under the Loan Agreement.  In connection with your agreement hereunder, TBS International public limited company and its affiliates also agree to work diligently and use commercially reasonable efforts to deliver to you on or before November 29, 2010 a letter of intent from the major stockholders of TBS International public limited company with respect to an equity investment in TBS International public limited company and its affiliates in an amount, on terms and subject to conditions acceptable to you.

By counter-signing this letter, you agree

(i)                                     at all times hereafter, the following minimum cash liquidity covenant shall replace the existing minimum cash liquidity covenant contained in Section 6.10(b) of the Loan Agreement:

“For each calendar week, the aggregate daily closing balance of Qualified Cash owned by Parent Guarantor and its Subsidiaries shall not be less than $15,000,000 on the last business day of any week or on average in any week, of which a minimum average balance of $5,625,000 must be deposited with Bank of America, N.A. and of which a minimum balance of $5,000,000 (excluding any restricted cash) must be deposited with The Royal Bank of Scotland PLC”

; and

(ii)                                  subject to the conditions and other provisions in this letter, to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default (which shall include, in addition to those identified in the Forbearance Letter, defaults arising from the suspension of payments by TBS International public limited company and its affiliates of certain scheduled principal installments owing in respect of Indebtedness of such persons during the Forbearance Extension Period, as more particularly described on Schedule 1 hereto) on the terms set forth in the Forbearance Letter, as modified by the terms above.

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Very truly yours,

TBS INTERNATIONAL PUBLIC LIMITED COMPANY

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President and Chief Financial Officer

Acknowledged and Agreed provided and conditioned that all of the lenders identified on the attached Schedule 1, and all of the lenders identified on Schedule 1 attached to the Forbearance Letter, have also countersigned on or before November 15, 2010 a forbearance letter agreement containing the same terms as this letter agreement, and with no other lender receiving more favorable terms than you are receiving under this letter and the Forbearance Letter:

AIG COMMERCIAL EQUIPMENT FINANCE, INC.

By:	/s/ Joe Gensor
Name: Joe Gensor
Title:Vice President

[SIGNATURE PAGE TO AIG EXTENDED FORBEARANCE LETTER ]

Schedule 1

Facility	Principal Amount	Date
Royal Bank of Scotland plc Term Loan Facility dated as of March 29, 2007 (as amended from time to time thereafter)	$417,500	December 1, 2010
	$417,500	December 9, 2010
	$417,500	December 23, 2010

Credit Suisse AG Loan Agreement dated as of December 7, 2007 (as amended)	$437,000	November 19, 2010
	$437,000	December 13, 2010

Joh. Berenberg, Gossler & Co. KG Loan Agreement dated as of June 19, 2008 (as amended)	$812,500	December 22, 2010

Commerzbank AG Loan Agreement dated as of May 28, 2008 (as amended)	$1,000,000	December 2, 2010

[SIGNATURE PAGE TO AIG EXTENDED FORBEARANCE LETTER ]